Exhibit 99.1

November 1, 2013

Dear Fellow Stockholder:

Inland Diversified continued its strong operating performance in the third quarter and we look forward to reporting our results as part of our normal compliance process in mid-November. Our Form 10-Q will be posted on our website at www.inlanddiversified.com and on the SEC’s website at www.sec.gov. The Form 10-Q contains valuable information regarding our financial performance as well as other pertinent data relating to the Company. We believe this report enables our stockholders to keep up to date on our progress on an interim basis.
2013 Third Quarter Earnings Webcast
The Inland Diversified executive management team will be discussing the Company’s third quarter operating results during a webcast on Wednesday, November 20, 2013 at 2:00 p.m. Central Standard Time. You may register for the webcast at www.inlanddiversified.com. We hope you can join us.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in October 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks		Barry L. Lazarus
Chairman of the Board		President and Chief Operating Officer

Enclosure

cc:	Trustee
Broker Dealer
Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "would", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appears", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to any liquidity alternative being identified or consummated, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.